July 2, 2024

Putnam ETF Trust

c/o Putnam U.S. Holdings I, LLC,

successor in interest to Putnam Investments, LLC
100 Federal Street

Boston, MA 02110

Attention: Matthew Hinkle

RE: Letter Agreement (“Letter Agreement”) Extending Term for each Putnam exchange traded fund identified on Appendix A (each, a “Putnam ETF Fund”, and collectively, the “Putnam ETF Funds”) to the Master Sub-Accounting Services Agreement dated as of January 1, 2007 (as amended, the “Master Sub-Accounting Agreement”) and the Confidential Letter Agreement dated January 1, 2007 related to the Master Sub-Accounting Agreement (together with the Master Sub-Accounting Agreement, the “Sub-Accounting Agreement”) between Putnam Investment Management, LLC (the “Putnam”) and State Street Bank and Trust Company (“State Street”)

Dear Mr. Hinkle:

Reference is made to Section 6(a) of the amendment to the Sub-Accounting Agreement dated June 25, 2021, and to the letter agreement dated December 27, 2021 between State Street and Putnam, which together provided, (i) that Putnam had until March 31, 2022 to provide notice to State Street as to whether to renew the Sub-Accounting Agreement for an additional term or to terminate the Sub-Accounting Agreement, and (ii) that the term of the Sub-Accounting Agreement was extended to March 31, 2022. Reference is further made to the letter dated March 29, 2022 from Putnam in which Putnam provided notice to State Street of its intent to renew the Sub-Accounting Agreement and extend the term thereof for each Putnam ETF Fund.

Further thereto and in accordance with Section 6(a) of the Master Sub-Accounting Agreement, State Street and Putnam hereby agree that the current term of the Sub-Accounting Agreement is extended to May 31, 2025 solely for each Putnam ETF Fund. Further thereto, State Street and Putnam hereby agree that, solely in relation to the Putnam ETF Funds, the terms of Section 6(a) of the Master Sub-Accounting Agreement are hereby deleted and replaced in their entirety with the following:

“This Agreement shall remain in full force and effect until May 31, 2025 (the “Term”). After expiration of the Term, this Agreement shall automatically renew for successive one-year terms (each, a “Renewal Term”) unless a written notice of non-renewal is delivered by the non-renewing party no later than sixty (60) days prior to the expiration of the Term or any Renewal Term, as the case may be.

During the Term and thereafter, either party may terminate this Agreement: (i) in the event of the other party’s material breach of a material provision of this Agreement that the other party has either (a) failed to cure or (b) failed to establish a remedial plan to cure that is reasonably acceptable to the non-breaching party, within thirty (30) days’ written notice of such breach, or (ii) in the event of the appointment of a conservator or receiver for the other party or upon the happening of a like event to the other party at the direction of an appropriate agency or court of competent jurisdiction. Upon termination of this Agreement pursuant to this paragraph with respect to any Fund, the applicable Fund shall pay the Sub-

Accounting Agent its compensation due and shall reimburse the Sub-Accounting Agent for its costs, expenses and disbursements.

Termination of this Agreement with respect to any one particular Fund shall in no way affect the rights and duties under this Agreement with respect to any other Fund. The provisions of Section 6 of this Agreement shall survive termination of this Agreement for any reason. This Agreement may be modified or amended from time to time by mutual written agreement of the parties hereto.”

This Letter Agreement will serve as an amendment to the Sub-Accounting Agreement with effect as of March 31, 2022. Except as expressly modified by this Letter Agreement, the provisions of the Sub-Accounting Agreement shall remain in full force and effect.

The terms and conditions of the Sub-Accounting Agreement, as modified by this Letter Agreement with regard to the Putnam ETF Funds, shall apply only to the Putnam ETF Funds.

Please execute this Letter Agreement where indicated below to acknowledge your agreement with the foregoing.

[Remainder of Page Intentionally Left Blank]

State Street Bank and Trust Company

By: /s/ Jason O’Neill

Name: Jason O’Neill

Title: Vice President

Acknowledged and Agreed:

PUTNAM INVESTMENT MANAGEMENT, LLC

By: Franklin Templeton Services, LLC

By: /s/ Matthew Hinkle

Name: Matthew Hinkle

Title: President, Franklin Templeton Services, LLC